Exhibit 10.12(d)

THIRD AMENDMENT TO CREDIT AGREEMENT

(LIBOR TRANSITION AMENDMENT)

BORROWER: TPG RE FINANCE 20, LTD

EFFECTIVE DATE WHEN SOFR RATE BEGINS: December 9, 2021

This Third Amendment (this “Amendment”) is entered into by and among TPG RE Finance 20, Ltd., as borrower (“Borrower”), BANK OF AMERICA, N.A., a national banking association, as administrative agent (“Administrative Agent”), and certain lenders (collectively, “Lenders”) and is made effective as of the date set forth above (the “Effective Date”).  This Amendment is for the sole purpose of modifying certain interest rate terms and provisions of a credit facility extended to Borrower (the “Credit Facility”) that is evidenced and governed by the following documents, among others (collectively, as they may be amended, restated, modified, and/or extended to date, the “Loan Documents”):

•	Credit Agreement dated as of September 29, 2017 (as heretofore and hereafter amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

•	The other “Loan Documents” as defined under the Credit Agreement

Capitalized terms used herein without definition have the meanings given to them in the Credit Agreement.

Interest, fees, and other sums accrue on Loans made under the Credit Facility based on the London Interbank Offered Rate as administered by the ICE Benchmark Administration (“LIBOR”) in accordance with the terms of the Credit Agreement.

The applicable parties under the Credit Agreement have determined that LIBOR should be replaced with a successor rate based on the Secured Overnight Financing Rate.  In connection with the agreement of such parties to have all Loans bear interest at the Daily SOFR Rate, as defined below, Administrative Agent has determined that certain conforming changes are necessary or advisable.

In consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Loan Documents are hereby amended, as of the Effective Date, as follows:

1.Daily SOFR Rate; Borrowings.

(a)The unpaid principal balance of each Loan from day to day outstanding which is not past due, shall bear interest at a fluctuating rate of interest per annum (the “Daily SOFR Rate”) equal to Daily SOFR for that day plus 1.75%.  “Daily SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment.  Any change in Daily SOFR shall be effective from and including the date of such change without further notice.  If the rate as so determined would be less than zero (0.00%), such rate shall be deemed to be zero (0.00%) for purposes of the Credit Agreement, the Loan Documents and the Loans made pursuant thereto.

(b)The requirements of this clause (b) are in addition to any other borrowing requirements set forth in the Credit Agreement. Each Daily SOFR Advance shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by a Loan Notice and backup documentation to the extent required by the Loan Documents.  The Loan Documents will govern the timing of any Daily SOFR Advance.  In any event the Loan Notice must be received by Administrative Agent not later than 11:00 a.m. Administrative Agent’s Time on the second (2nd) Business Day immediately prior to the requested date of any Daily SOFR Advance.  Each Daily SOFR Advance shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.Computations; Conforming Changes.  All computations of interest for the Base Rate (to the extent applicable and as hereinafter defined) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each advance of the Loan for the day on which the advance is made, and shall not accrue on an advance, or any portion thereof, for the day on which the advance or such portion is paid, provided that any advance that is repaid on the same day on which it is made shall, subject to subject to the provisions in the Credit Agreement addressing payments generally, bear interest for one day.  Each determination by Administrative Agent of an interest rate or fee under the Loan Documents shall be conclusive and binding for all purposes, absent manifest error.  The books and records of Administrative Agent shall be conclusive evidence, in the absence of manifest error, of all sums owing to Lenders from time to time under the Loan Documents, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.  With respect to SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to the Credit Agreement or any other Loan Document; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective.  Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Daily SOFR Rate” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate (as defined below)) or the effect of any of the foregoing, or of any Conforming Changes.

3.Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loan advances whose interest is determined by reference to SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR, or to determine or charge interest rates based upon SOFR, then, upon notice thereof by such Lender to Borrower (through Administrative Agent), any obligation of such Lender to make or maintain Daily SOFR Advances shall be suspended, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay, or, if applicable, convert all Daily SOFR Principal owed to such Lender to Base Rate Principal.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

4.Inability to Determine Rate.  If (a) Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate for Daily SOFR has been determined in accordance with Section 5 of this Amendment, and the circumstances under Section (5)(a) of this Amendment or the Scheduled Unavailability Date has occurred (as applicable) with respect to SOFR, or (ii) adequate and reasonable means do not exist for determining SOFR for any determination date(s) or requested payment period, as applicable, with respect to any proposed or existing advance of the Loan; or (b) Administrative Agent or Required Lenders determine that for any reason that Daily SOFR for any determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding any requested advance of the Loan, Administrative Agent will promptly so notify Borrower and each Lender.  Thereafter, the obligation of Lenders to make or maintain advances of the Loan at the Daily SOFR Rate shall be suspended, in each case until Administrative Agent (or in the case of a determination by Required Lenders described in clause (b) above, until Administrative Agent upon instruction of Required Lenders) revokes such notice.  Upon receipt of such notice, (1) Borrower may revoke any pending request for a borrowing at the Daily SOFR Rate (to the extent of the affected Loan advances) or, failing that, will be deemed to have converted such request into a request to borrow a Base Rate Loan, and (2) all amounts from day to day outstanding which are not past due, shall bear interest at a fluctuating rate of interest per annum equal to the Base Rate plus the Base Rate Margin.

5.Replacement of SOFR or Successor Rate.  Notwithstanding anything to the contrary in this Amendment, the Credit Agreement or any other Loan Document, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrower or Required Lenders notify Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that Borrower or Required Lenders (as applicable) have determined, that:

(a)adequate and reasonable means do not exist for ascertaining SOFR because none of the tenors of SOFR (including any forward-looking term rate thereof) are available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)the Applicable Authority has made a public statement identifying a specific date after which all tenors of SOFR (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to Administrative Agent, that will continue to provide such representative tenor(s) of SOFR (the latest date on which all tenors of SOFR (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(c)syndicated loans currently being executed and agented in the United States, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace SOFR;

or if any of the events or circumstances of the type described in clauses (a)-(c) above have occurred with respect to the Successor Rate then in effect, then, Administrative Agent and Borrower may amend this Amendment and the other Loan Documents solely for the purpose of replacing SOFR or any then current Successor Rate in accordance with this Section with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. Dollar-denominated credit facilities syndicated and agented in the United States for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. Dollar-denominated credit facilities syndicated and agented in the United States for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. Administrative Agent’s Time on the fifth (5th) Business Day after Administrative Agent shall have posted such proposed amendment to all Lenders and Borrower, unless, prior to such time, Lenders comprising Required Lenders have delivered to Administrative Agent written notice that such Required Lenders object to such amendment.

Administrative Agent will promptly (in one or more notices) notify Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero (0.00%), the Successor Rate will be deemed to be zero (0.00%) for the purposes of the Credit Agreement and the other Loan Documents.

Notwithstanding anything to the contrary in this Amendment, the Credit Agreement or any other Loan Documents, if Administrative Agent determines that Term SOFR has become available and is administratively feasible for Administrative Agent and Administrative Agent notifies Borrower and each Lender of such availability, Administrative Agent may, with the prior written consent of Borrower, amend this Amendment and the other Loan Documents (any such amendment, a “Term SOFR Availability Amendment”) to provide for the availability of Loans bearing interest at one or more Term SOFR-based rates (“Term SOFR Advances”) in a form reasonably acceptable to Administrative Agent, together with any Conforming Changes. Such amendment shall become effective no less than thirty (30) days after the date of such notice.  For the avoidance of doubt, any Loan bearing interest by reference to Term SOFR will bear interest at a per annum rate equal to Term SOFR plus 1.75% plus the applicable SOFR Adjustment.

In connection with the implementation of a Successor Rate or Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Amendment; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective.

6.Payment Schedule and Maturity Date.  The aggregate outstanding principal balance of Loans then unpaid and all accrued interest then unpaid shall be due and payable in full on the existing maturity date.  For the avoidance of doubt, this Amendment does not change the existing maturity date or any options to extend such existing maturity date (if any) that may be included in the Loan Documents.  Prior to maturity, accrued and unpaid interest shall be calculated and paid in accordance with Section 2.07(d) of the Credit Agreement.  If any Daily SOFR Advance is converted to a Base Rate Loan pursuant to Section 3.02 or Section 3.03 or any Loan is made as a Base Rate Loan because Daily SOFR becomes unavailable, indeterminable or illegal, or fails to reflect Lenders’ costs, then each such Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Base Rate Margin.

7.	Compensation for Losses

.  Within ten (10) days of written demand by any Lender (with a copy to Administrative Agent) from time to time (and at the time of any prepayment), Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Principal Debt bearing interest at a Term SOFR-based rate on a day other than the last day of the interest period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise, including, but not limited to, acceleration upon any transfer or conveyance of any right, title or interest in the Property giving Administrative Agent on behalf of Lenders the right to accelerate the maturity of the Loan);

(b)any failure by Borrower (for a reason other than the failure of such Lender to make an advance at a Term SOFR-based rate) to prepay, borrow, continue or convert any Principal Debt bearing interest at a Term SOFR-based rate on the date or in the amount notified by Borrower in any Loan Notice or otherwise; or

(c)any assignment of Principal Debt bearing interest at a Term SOFR-based rate other than on the last day of the interest period therefor as a result of a request by Borrower pursuant to the Credit Agreement, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Principal Debt bearing interest at a Term SOFR-based rate or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

The amounts payable under this Section shall never be less than zero or greater than is permitted by applicable Law.  For the avoidance of doubt, no amounts will be owing under this Section in connection with the prepayment of any Daily SOFR Principal or Base Rate Principal (if any).

8.Definitions.  The Credit Agreement and other Loan Documents are hereby amended to delete all references to LIBOR and the existing LIBOR-based rate.  The following definitions are hereby added to the Credit Agreement and other Loan Documents and supersede and amend or replace any conflicting definitions or provisions of the Credit Agreement or other Loan Documents:

“Applicable Authority” means with respect to SOFR, the SOFR Administrator or any governmental authority having jurisdiction over Administrative Agent or the SOFR Administrator.

“Base Rate” means, on any day, a fluctuating rate per annum equal to the highest of:  (a) the Federal Funds Rate for that day plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. (and its successors) as its “Prime Rate,” or (c) one percent (1.00%).

“Base Rate Margin” means 0.75%.

“Base Rate Principal” means, at any time, the Principal Debt minus the portion, if any, of such Principal Debt which is Daily SOFR Principal.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definition of “Base Rate” or “SOFR,” timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of Administrative Agent, to reflect the adoption and implementation of such applicable rate(s), and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of the Credit Agreement and any other Loan Document).

“Daily SOFR Advance” means an advance of the Loan by Lenders to Borrower or any portion of the Loan held by a Lender which bears interest at an applicable Daily SOFR Rate at the time in question.

“Daily SOFR Principal” means any portion of the Principal Debt which bears interest at an applicable Daily SOFR Rate at the time in question.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of the Credit Agreement and any other Loan Document.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Prime Rate” means a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such Prime Rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Debt” means the aggregate outstanding principal balance of Loans at the time in question.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“SOFR” means with respect to any applicable determination date the Secured Overnight Financing Rate published on the fifth (5th) U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first (1st) U.S. Government Securities Business Day immediately prior thereto.

“SOFR Adjustment” (a) with respect to each Daily SOFR Advance, means 0.11448% (11.448 basis points) and (b) with respect to Term SOFR Advances, means 0.11448% (11.448 basis points) for an interest period of one‑month’s duration, 0.26161% (26.161 basis points) for an interest period of three‑months’ duration and 0.42826% (42.826 basis points) for an interest period of six‑months’ duration.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“Term SOFR” means a forward-looking term rate for SOFR, if any, identified by the SOFR Administrator as reflecting term-based quotations of SOFR that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by Administrative Agent from time to time in its reasonable discretion.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

9.Conditions Precedent.  This Agreement shall become effective upon the Administrative Agent’s receipt of counterparts to this Amendment duly executed and delivered by Borrower, each Guarantor and Administrative Agent.

10.Miscellaneous.

(a)In the event of any conflict between the terms of this Amendment and the terms of the Credit Agreement or the other Loan Documents, the terms hereof shall control.

(b)Borrower agrees to reimburse Administrative Agent for all reasonable fees, charges and disbursements of Administrative Agent in connection with the preparation, execution and delivery of this Agreement in accordance with Section 11.04 of the Credit Agreement.

(c)The Loan Documents, and the obligations of Borrower and Guarantors under the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.  This Amendment is a Loan Document.

(d)Borrower and each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) affirms all of its obligations under the Loan Documents, (iii) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Loan Documents, (iv) agrees that the Collateral Documents continue to be in full force and effect and are not impaired or adversely affected in any manner whatsoever, (v) confirms its grant of security interests pursuant to the Collateral Documents to which it is a party as collateral for the Obligations and (vi) acknowledges that all liens granted (or purported to be granted) pursuant to the Collateral Documents remain and continue in full force and effect in respect of, and to secure, the Obligations.  Each Guarantor hereby reaffirms its obligations under the Guaranty Agreement(s) to which it is a party and agrees that its obligation to guaranty the Obligations or Guaranteed Obligations, as applicable, is in full force and effect as of the date hereof.

(e)Borrower and each Guarantor represents and warrants that:

(i)The execution, delivery and performance by such Person of this Amendment is within such Person’s organizational powers and has been duly authorized by all necessary organizational, partnership, member or other action, as applicable, as may be necessary or required.

(ii)This Amendment has been duly executed and delivered by such Person, and constitutes a valid and binding obligation of such Person, enforceable against it in accordance with the terms hereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(iii)The execution and delivery by such Person of this Amendment and performance by such Person of the Credit Agreement have been duly authorized by all necessary corporate or other organizational action, and do not and will not (A) contravene the terms of its certificate or articles of incorporation or organization or other applicable constitutive documents, (B) conflict with or result in any breach or contravention of, or the creation of any lien under, or require any payment to be made under (1) any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any subsidiary thereof or (2) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Person or any subsidiary thereof or its property is subject or (C) violate any Law.

(iv)Before and after giving effect to this Amendment, (A) all representations and warranties of such Person set forth in the Loan Documents are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality (after giving effect to such materiality qualification)) on and as of the Effective Date hereof (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality

(after giving effect to such materiality qualification)) as of such earlier date), and (B) no Event of Default exists.

(f)Any provision of this Amendment held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g)The terms of the Credit Agreement and other Loan Documents with respect to governing law, submission to jurisdiction, waiver of venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

11.Electronic Signatures.  This Amendment may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record.  This Amendment may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same agreement.  For the avoidance of doubt, the authorization under this Section may include, without limitation, use or acceptance by Administrative Agent of a manually signed paper communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.  Borrower and Guarantors hereby agree that as soon as reasonably possible, Borrower and Guarantors will provide an original of this Amendment to Administrative Agent that will include the wet signatures of Borrower and Guarantors next to any Electronic Signatures.

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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BORROWER:

TPG RE FINANCE 20, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands

By: _/s/ Deborah Ginsberg_______________

Deborah Ginsberg

Vice President

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.,

a national banking association,

as Administrative Agent

By: /s/ David H. Craig___________________

David H. Craig

Senior Vice President

ACCEPTED BY LENDERS:

BANK OF AMERICA, N.A.,

a national banking association,

as a Lender

By: /s/ David H. Craig___________________

David H. Craig

Senior Vice President

ACKNOWLEDGED AND AGREED TO BY GUARANTORS:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company

By: _/s/ Deborah Ginsberg_______________

Deborah Ginsberg

Vice President

TPG RE FINANCE PLEDGOR 20, LLC, a Delaware limited liability company

By: _/s/ Deborah Ginsberg_______________

Deborah Ginsberg

Vice President